Company Contact:
Jaime N. Marcus
Director, Investor Relations
(301) 986-9200
jmarcus@first-potomac.com

First Potomac Appoints Robert Milkovich Chief Executive Officer
Douglas J. Donatelli and Nicholas R. Smith Resign from the Company

BETHESDA, Md., Nov. 9, 2015 – First Potomac Realty Trust (NYSE: FPO), a leader in the ownership, management, development and redevelopment of office and business park properties in the greater Washington, D.C. region, today announced that Robert Milkovich, Chief Operating Officer of First Potomac, has been appointed to the additional role of Chief Executive Officer and added to the Board of Trustees, effective immediately. This follows Douglas J. Donatelli’s decision to resign as Chief Executive Officer and a Trustee of the Company, and Nicholas R. Smith’s resignation from his position as Chief Investment Officer.

"I am honored that the Board has selected me to lead First Potomac, and I am excited about the Company’s significant potential,” said Robert Milkovich. “I look forward to continuing to work with the entire First Potomac team to advance the Company’s strategic transformation with an immediate focus on the execution of the sale of at least $200 million of assets.”

Terry L. Stevens, Chairman of the Board, said, “Our recently announced strategic initiatives are well underway and the Board believes that now is the right time for this leadership transition, which is consistent with the Company’s streamlined portfolio and focus on operational efficiency. We are fortunate to have a strong Executive Leadership Team and deep bench of talent, and under Bob’s leadership, they are poised to execute on First Potomac’s clearly articulated plan and capitalize on the opportunities ahead for shareholder value creation.”

Stevens added, "On behalf of the entire Board of Trustees, I want to thank Doug Donatelli and Nick Smith for their leadership, hard work and dedication to First Potomac. We wish them the best in their future endeavors.”

Doug Donatelli stated, “I am very proud of the Company that Nick Smith and I founded, built and have led since 1997 and I believe First Potomac is very well positioned today. As I hand over the reins to Bob, I am confident that I am leaving the Company in the hands of an outstanding leader and a strong team that will build on the important progress we have made.”

Nick Smith added, "It has been a privilege growing the Company from one asset in 1997 to the public company it is today."

About Robert Milkovich
Robert Milkovich joined First Potomac Realty Trust in June of 2014 as the Chief Operating Officer. Milkovich has more than 25 years of leadership in the greater Washington, D.C. region commercial real estate industry.

Prior to joining First Potomac Realty Trust, Milkovich served as President of Spaulding & Slye Investments, a comprehensive real estate services and investment company that is a wholly owned subsidiary of JLL. Milkovich managed Spaulding & Slye's portfolio of assets, headed the investment committee, developed the company's investment portfolio strategies, oversaw investment management and sourced new business opportunities.

Milkovich served as Regional Director of Archon Group, L.P., an investment arm of the Merchant Banking Division of Goldman Sachs, where he spearheaded the asset management of $2 billion for their Merchant Banking Division, Special Situations Group, and other parts of the firm, in addition to generating investment opportunities. Milkovich also previously served as a Market Managing Director for CarrAmerica Realty Corporation, a then publicly traded office REIT headquartered in Washington, D.C., with primary responsibilities including overseeing asset management, development activities, portfolio investments and acquisition efforts.

Milkovich graduated with a B.S. in Business Administration from the University of Maryland. He currently serves as a Director and Investment Committee member for the University System of Maryland Foundation. Milkovich is on the Board of the Economic Club of Washington, D.C. He is also a member of the Urban Land Institute’s Office Development Counsel and is a past president of The Real Estate Group in Washington, D.C.

About First Potomac Realty Trust
First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping office and business park properties in the greater Washington, D.C. region. FPO common shares (NYSE: FPO) and preferred shares (NYSE: FPO-PA) are publicly traded on the New York Stock Exchange. As of September 30, 2015, our consolidated portfolio totaled 7.8 million square feet. Based on annualized cash basis rent, our portfolio consists of 64% office properties and 36% business park and industrial properties. A key element of First Potomac's overarching strategy is its dedication to sustainability. Over one million square feet of First Potomac property is LEED Certified and approximately half of the portfolio's multi-story office square footage is LEED or Energy Star Certified.

Forward Looking Statements
The forward-looking statements contained in this press release are subject to various risks and uncertainties. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that our expectations will be achieved. Certain factors that could cause actual results to differ materially from our expectations include, but are not limited to, future alternative uses for cash, changes in general or regional economic conditions and other risks detailed in our Annual Report on Form 10-K and described from time to time in our filings with the U.S. Securities and Exchange Commission. Many of these factors are beyond our ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.